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                   April 1, 2024

       Zhiyong Tang
       Chief Executive Officer
       Roan Holdings Group Co., Ltd.
       No. 1 Building, 5 Bailiantan Road, Yuhang District
       Hangzhou, Zhejiang
       The People   s Republic of China

                                                        Re: Roan Holdings Group
Co., Ltd.
                                                            Annual Report on
Form 20-F
                                                            Amendment No. 1 to
Annual Report on Form 20-F
                                                            File No. 001-36664

       Dear Zhiyong Tang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Finance
       cc:                                              Stephen M. Wurzburg